EXHIBIT 99.1
Lindsay Corporation Reports Fiscal 2007 Second Quarter, Six Month Results
     OMAHA, Neb., March 21 /PRNewswire-FirstCall/ — Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fiscal 2007 second quarter ended February 28, 2007.
Second Quarter Results
     Second quarter fiscal 2007 total revenues increased 16 percent to $63.7 million from $54.9 million for the year-ago period. Net earnings were $2.5 million or $0.21 per diluted share, compared with $1.7 million, or $0.15 per diluted share, in the prior year’s second quarter. The quarter includes the results from Barrier Systems Inc. (BSI), which was acquired on June 1, 2006 and Snoline S.P.A. (Snoline) which was acquired on December 27, 2006.
     Total irrigation equipment revenues increased 4 percent to $50.9 million from $49.2 million in the prior fiscal year’s second quarter. Domestic irrigation revenues increased 2 percent, while international irrigation revenues improved 8 percent from the prior year’s quarter. Infrastructure revenues were $12.7 million compared with $5.7 million in the prior year period, with all of the increase resulting from the inclusion of BSI and Snoline.
     Gross margin improved to 22.7 percent from 18.0 percent a year ago, primarily due to higher irrigation margins. Operating expenses of $10.7 million in the second quarter increased $3.0 million over the prior year period due primarily to inclusion of BSI, Snoline and higher compensation expense. Operating income during the quarter was $3.7 million compared with $2.1 million in the prior year period. Interest and other expense totaled $0.1 million, an unfavorable variance of $0.5 million compared to prior year primarily due to interest expense on debt associated with the acquisitions of BSI and Snoline.
     Lindsay’s backlog of unshipped orders at February 28, 2007, was $38.4 million compared with $23.9 million at February 28, 2006. Irrigation backlog increased $5.4 million while infrastructure backlog increased $9.1 million, primarily due to the inclusion of BSI.
     Rick Parod, president and chief executive officer, commented, “Demand for irrigation equipment has developed slightly slower than expected with the higher corn and grain prices. The wet winter weather has impacted demand somewhat, and in addition, farmers have not been able to realize the higher corn and soybean prices yet. I am very pleased with the improved irrigation margins and the strength of the backlog in both the irrigation and infrastructure segments. I am also happy to welcome the employees, distributors and suppliers of Snoline to the Lindsay Corporation family.”
Six Month Results
     Total revenues for the six months were $115.2 million, a 22 percent increase from $94.4 million for the prior year’s six-month period. Total irrigation equipment revenues of $88.9 million rose 7 percent from a year ago, while infrastructure revenues grew 137 percent, rising to $26.3 million on the inclusion of BSI and Snoline. Net earnings were $4.3 million, or $0.36 per diluted share, compared with $2.2 million, or $0.19 per diluted share, for the first six months of fiscal 2006.
     Shareholders’ equity at February 28, 2007 was $127.3 million or $10.94 per outstanding common share, compared with $111.9 million, or $9.70 per outstanding common share at February 28, 2006. Cash and marketable securities at February 28, 2007 were $32.0 million compared with $50.9 million at February 28, 2006.

Outlook
     Parod added, “Market conditions remain favorable for irrigation equipment sales. We expect that higher crop prices supported by biofuel production will strengthen demand. In addition, we continue to see increasing interest from multiple global regions in the unique road safety products that BSI and Snoline offer.”
     Parod concluded, “Our focus on improving irrigation margins has favorably impacted results in the period and we remain focused on operational efficiency as we implement lean manufacturing techniques in our factories. We continue to execute our balanced approach to creating shareholder value through organic growth opportunities, accretive acquisitions, share repurchases, and dividend payments.”
Second-Quarter Conference Call
     Lindsay’s fiscal 2007 second quarter investor conference call is scheduled for 11:00 a.m. ET today. The conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, http://www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
     Lindsay manufactures and markets irrigation equipment including Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure products including movable barriers for lane management to reduce traffic congestion and improve safety through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. In addition, the Company produces crash cushions and specialty barriers to improve motorist and highway worker safety, large diameter steel tubing, and provides outsourced manufacturing and production services for other companies. At February 28, 2007, Lindsay had approximately 11.6 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
     For more information regarding Lindsay Corporation, see Lindsay’s Web site at http://www.lindsay.com

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three-months and six-months ended February 28, 2007 and 2006

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	February	February	February	February
	2007	2006	2007	2006
(in thousands, except per share amounts)

Operating revenues	$63,674	$54,912	$115,206	$94,416
Cost of operating revenues	49,219	45,048	88,286	77,125

Gross profit	14,455	9,864	26,920	17,291

Operating expenses:
Selling expense	4,346	2,884	7,959	5,732
General and administrative expense	5,459	4,285	10,894	7,854
Engineering and research expense	939	607	1,745	1,254

Total operating expenses	10,744	7,776	20,598	14,840

Operating income	3,711	2,088	6,322	2,451

Other income (expense):
Interest expense	(532)	(115)	(1,019)	(132)
Interest income	426	551	1,062	995
Other, net	10	(20)	(6)	(18)

Earnings before income taxes	3,615	2,504	6,359	3,296

Income tax provision	1,103	787	2,064	1,068

Net earnings	$2,512	$1,717	$4,295	$2,228

Basic net earnings per share	$0.22	$0.15	$0.37	$0.19

Diluted net earnings per share	$0.21	$0.15	$0.36	$0.19

Average shares outstanding	11,630	11,522	11,604	11,521
Diluted effect of stock options	305	174	297	163

Average shares outstanding assuming dilution	11,935	11,696	11,901	11,684

Cash dividends per share	$0.065	$0.060	$0.130	$0.120

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
February 28, 2007 and 2006 and August 31, 2006

	(Unaudited)	(Unaudited)
	February	February	August
	2007	2006	2006
($ in thousands, except par values)

ASSETS
Current Assets:
Cash and cash equivalents	$15,346	$26,907	$43,344
Marketable securities	16,147	13,104	10,179
Receivables, net of allowances, $829, $574 and $595, respectively	52,136	35,999	38,115
Inventories, net	44,800	26,292	26,818
Deferred income taxes	5,172	3,948	—
Other current assets	6,187	4,539	3,947

Total current assets	139,788	110,789	122,403

Long-term marketable securities	473	10,925	5,778
Property, plant and equipment, net	36,629	17,551	26,981
Other intangible assets, net	26,870	595	20,998
Goodwill, net	12,579	1,393	11,129
Other noncurrent assets	4,507	4,945	4,945

Total assets	$220,846	$146,198	$192,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,530	$14,215	$9,565
Current portion of long-term debt	7,285	—	4,286
Other current liabilities	21,766	14,743	23,619

Total current liabilities	46,581	28,958	37,470

Pension benefits liabilities	5,094	5,217	5,003
Long-term debt	34,881	—	25,714
Other noncurrent liabilities	8,418	169	3,147

Total liabilities	94,974	34,344	71,334

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 17,685,792, 17,573,531 and 17,600,686 shares issued and outstanding in February 2007 and 2006 and August 2006, respectively)	17,686	17,573	17,600
Capital in excess of stated value	8,173	4,500	5,896
Retained earnings	195,102	184,290	192,319
Less treasury stock (at cost, 6,048,448 shares)	(96,547)	(96,547)	(96,547)
Accumulated other comprehensive income, net	1,458	2,038	1,632

Total shareholders’ equity	125,872	111,854	120,900

Total liabilities and shareholders’ equity	$220,846	$146,198	$192,234

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six-months ended February 28, 2007 and 2006
(unaudited)

	February	February
($ in thousands)	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$4,295	$2,228
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	3,296	1,661
Amortization of marketable securities premiums, net	26	126
(Gain) loss on sale of property, plant and equipment	(23)	30
Provision for uncollectible accounts receivable	(2)	36
Deferred income taxes	848	(239)
Stock-based compensation expense	1,023	741
Other, net	65	(65)
Changes in assets and liabilities:
Receivables, net	(9,048)	(6,448)
Inventories, net	(15,147)	(6,824)
Other current assets	(2,153)	(1,392)
Accounts payable, trade	3,810	7,503
Other current liabilities	(2,431)	1,223
Current taxes payable	(2,172)	(251)
Other noncurrent assets and liabilities	151	292

Net cash used in operating activities	(17,462)	(1,379)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,446)	(1,772)
Acquisition of business	(17,394)	—
Sale of equity investment	—	354
Proceeds from sale of property, plant and equipment	31	81
Purchases of marketable securities available-for-sale	(60,300)	—
Proceeds from maturities or sales of marketable securities available-for-sale	59,680	5,113

Net cash (used in) provided by investing activities	(22,429)	3,776

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock option plan	1,451	93
Principal payments on long-term borrowing	(2,143)	—
Increase in borrowing	14,309	—
Excess tax benefits from stock-based compensation	(197)	—
Dividends paid	(1,512)	(1,382)

Net cash provided by (used in) financing activities	11,908	(1,289)

Effect of exchange rate changes on cash	(15)	235

Net (decrease) increase in cash and cash equivalents	(27,998)	1,343
Cash and cash equivalents, beginning of period	43,344	25,564

Cash and cash equivalents, end of period	$15,346	$26,907